Exhibit 99.1

iPower Reports Fiscal Fourth Quarter and Full Year 2022 Results

- Fiscal Q4 Revenue up 50% to a Record $22.1 Million -

- Fiscal 2022 Revenue up 47% to a Record $79.4 Million -

- iPower Management to Host Conference Call Today at 4:30 p.m. Eastern Time -

DUARTE, CA, September 27, 2022 -- iPower Inc. (Nasdaq:IPW) (“iPower” or the “Company”), a leading online hydroponic equipment supplier and retailer, today announced its financial results for its fiscal fourth quarter and full year ended June 30, 2022.

Fiscal Q4 2022 Results vs. Year-Ago Quarter

•	Total revenue increased 50% to $22.1 million.
•	Gross profit increased 39% to $9.1 million.
•	As a percentage of revenue, gross margin was 41.2% compared to 44.4%.
•	Net loss improved to $1.3 million or $(0.05) per share compared to a net loss of $1.9 million or $(0.08) per share.

Fiscal 2022 Results vs. Fiscal 2021

•	Total revenue increased 47% to $79.4 million.
•	Gross profit increased 46% to $33.2 million.
•	As a percentage of revenue, gross margin was 41.8% compared to 42.2%.
•	Net income increased significantly to $1.5 million or $0.05 per share compared to a net loss of $0.8 million or $(0.04) per share.

Management Commentary

“We generated a record year of growth and profitability in fiscal 2022, highlighted by an almost 50% increase in revenue while maintaining gross margins above 40% and generating positive net income,” said Lawrence Tan, CEO of iPower. “Throughout the year, we focused on prioritizing our in-house product mix and strategically diversifying our product offerings into categories outside of hydroponics. Our ability to shift the product mix into new categories while continuing to grow sales profitably demonstrates our product research, merchandising and supply chain expertise.

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“We delivered on multiple strategic initiatives in fiscal 2022, including the expansion of our business to Europe, the launch of two joint ventures, and closing our first M&A transaction. The joint ventures provided low-cost opportunities to extend our logistics expertise to the ecommerce and social media industries, while the acquisition of our global co-engineering partner strengthened our production capacity and R&D capabilities.”

iPower CFO Kevin Vassily added, “Due to the continued volatility of the global supply chain in our fourth quarter, we leveraged our diversified supply network to stockpile inventory and ensure product availability for our customers, allowing us to continue to meet strong demand. This bulk purchasing also partially offset the impact of elevated freight costs. The benefit of product availability through the acquisition of our global co-engineering partner has led to some of our strongest months of sales in July and August of 2022. Looking ahead, we plan to continue executing on our various product and operational initiatives and deliver on our growth objectives for fiscal 2023.”

Fiscal Fourth Quarter 2022 Financial Results

Total revenue in the fiscal fourth quarter of 2022 increased 50% to $22.1 million compared to $14.7 million for the same period in fiscal 2021. The increase was driven by greater demand for iPower’s non-hydroponic product portfolio, including commercial fans, shelving products and chairs, among others. iPower’s non-hydroponic portfolio accounted for approximately 54% of revenue in the fiscal fourth quarter.

Gross profit in the fiscal fourth quarter of 2022 increased 39% to $9.1 million compared to $6.5 million for the same quarter in fiscal 2021. As a percentage of revenue, gross margin was 41.2% compared to 44.4% in the year-ago quarter. The decrease in gross margin was driven by product and channel mix, as well as elevated freight costs.

Total operating expenses in the fiscal fourth quarter were $10.6 million compared to $6.3 million for the same period in fiscal 2021. As a percentage of revenue, operating expenses were 48.0% compared to 42.8% in the year-ago quarter. The increase in operating expenses was primarily driven by additional warehouse, selling and fulfillment costs.

Net loss in the fiscal fourth quarter of 2022 was $1.3 million or $(0.05) per share, compared to a net loss of $1.9 million or $(0.08) per share for the same period in fiscal 2021.

Cash and cash equivalents were $1.8 million at June 30, 2022, compared to $6.7 million at June 30, 2021. The decrease was attributed to the Company’s strategic decision to stockpile inventory to offset supply chain risk and effectively fulfill strong customer demand. Total long-term debt as of June 30, 2022 was $14.1 million compared to $0.5 million as of June 30, 2021. This increase was attributed to the note associated with the DHS acquisition, as well as a function of timing as the Company utilized its revolving credit facility to manage working capital.

Conference Call

The Company will conduct a conference call at 4:30 p.m. Eastern time on Tuesday, September 27, 2022, to discuss the results for its fiscal fourth quarter and full year ended June 30, 2022.

iPower management will host the conference call, followed by a question-and-answer period. The conference call details are as follows:

Date: Tuesday, September 27, 2022

Time: 4:30 p.m. Eastern time

Dial-in registration link: https://register.vevent.com/register/BIca1e1f0e292e457baf77d2655b5a80ad

Live webcast registration link: https://edge.media-server.com/mmc/p/ybwqfh5t

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Please call the conference call dial-in 5-10 minutes prior to the start time. An operator will register your name and organization. If you have any difficulty connecting with the conference call, please contact Elevate IR at (720) 330-2829.

The conference call will also be broadcast live and available for replay in the Events & Presentations section of the Company’s website at www.meetipower.com.

About iPower Inc.

iPower Inc. is one of the leading online retailers and suppliers of hydroponics equipment and accessories. iPower offers thousands of stock keeping units from its in-house brands as well as hundreds of other brands through its website, www.zenhydro.com, and its online platform partners. iPower has a diverse customer base that includes both commercial businesses and individuals. For more information, please visit iPower's website at https://ir.meetipower.com/.

Forward-Looking Statements

All statements other than statements of historical fact in this announcement are forward-looking statements. These forward-looking statements involve known and unknown risks and uncertainties and are based on current expectations and projections about future events and financial trends that iPower believes may affect its financial condition, results of operations, business strategy and financial needs. Investors can identify these forward-looking statements by words or phrases such as "may," "will," "expect," "anticipate," "aim," "estimate," "intend," "plan," "believe," "potential," "continue," "is/are likely to" or other similar expressions. iPower undertakes no obligation to update forward-looking statements to reflect subsequent occurring events or circumstances, or changes in its expectations, except as may be required by law. Although iPower believes that the expectations expressed in these forward-looking statements are reasonable, it cannot assure you that such expectations will turn out to be correct, and iPower cautions investors that actual results may differ materially from the anticipated results and encourages investors to review other factors that may affect its future results and performance in iPower's Annual Report on Form 10-K for the year ended June 30, 2022 and in its other filings with the SEC.

Investor Relations Contact:

Sean Mansouri, CFA

Elevate IR

(720) 330-2829

IPW@elevate-ir.com

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iPower Inc. and Subsidiaries

Consolidated Balance Sheets

As of June 30, 2022 and 2021

(unaudited)

	June 30,	June 30,
	2022	2021
ASSETS
Current assets
Cash and cash equivalent	$1,821,947	$6,651,705
Accounts receivable, net	17,432,287	7,896,347
Inventories, net	30,433,766	13,065,741
Other receivable - related party	51,762	–
Prepayments and other current assets	5,444,463	4,693,000
Total current assets	55,184,225	32,306,793

Non-current assets
Right of use - non current	10,453,282	1,819,421
Property and equipment, net	544,633	55,659
Non-current prepayments	925,624	1,357,292
Goodwill	6,094,144	–
Investment in joint venture	43,385	–
Intangible assets, net	4,929,442	–
Other non-current assets	406,732	99,645
Total non-current assets	23,397,241	3,332,017

Total assets	$78,581,467	$35,638,810

LIABILITIES AND EQUITY
Current liabilities
Accounts payable	$9,533,408	$3,940,963
Credit cards payble	807,687	584,311
Customer deposit	273,457	297,407
Other payables and accrued liabilities	5,915,220	2,487,441
Advance from shareholders	92,246	–
Short-term loans payable	–	162,769
Investment payable	1,500,000	–
Lease liability - current	2,582,933	731,944
Long-term loan payable - current portion	–	29,244
Long-term promissory note payable - current portion	1,879,065	–
Income taxes payable	299,563	790,823
Total current liabilities	22,883,579	9,024,902

Non-current liabilities
Long-term loan payable	–	458,571
Long-term revolving loan payable, net	12,314,627	–
Long-term promissory note payable, net	1,781,705	–
Deferred tax liabilities	939,115	–
Lease liability - non-current	8,265,611	1,169,552

Total non-current liabilities	23,301,058	1,628,123

Total liabilities	46,184,637	10,653,025

Commitments and contingency	–	–

Stockholders' Equity
Preferred stock, $0.001 par value; 20,000,000 shares authorized; 0 shares issued and outstanding at June 30, 2022 and 2021	–	–
Common stock, $0.001 par value; 180,000,000 shares authorized; 29,572,382 and 26,448,663 shares issued and outstanding at June 30, 2022 and 2021	29,573	26,449
Additional paid in capital	29,111,863	23,214,263
Retained earnings	3,262,948	1,745,073
Non-controlling interest	(13,232)	–
Accumulated other comprehensive income (loss)	5,678	–
Total equity	32,396,830	24,985,785

Total liabilities and equity	$78,581,467	$35,638,810

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iPower Inc. and Subsidiaries

Consolidated Statements of Operations

For the Years Ended June 30, 2022 and 2021

(unaudited)

	For the Three Months Ended June 30		For the Years Ended June 30,
	2022	2021	2022	2021
REVENUES	$22,117,831	$14,727,768	$79,418,473	$54,075,922

TOTAL REVENUES	22,117,831	14,727,768	79,418,473	54,075,922

COST OF REVENUES	12,998,903	8,184,358	46,218,580	31,257,358

GROSS PROFIT	9,118,928	6,543,410	33,199,893	22,818,564

OPERATING EXPENSES:
Selling and fulfillment	6,842,363	4,403,282	19,180,390	13,473,602
General and administrative	3,767,117	1,897,777	11,707,466	6,384,398
Total operating expenses	10,609,480	6,301,059	30,887,856	19,858,000

INCOME FROM OPERATIONS	(1,490,552)	242,351	2,312,037	2,960,564

OTHER INCOME (EXPENSE)
Interest income (expenses)	(231,017)	(44,129)	(458,159)	(153,785)
Other financing expenses	–	(50,000)	(80,010)	(148,139)
PPP loan forgiveness	–	–	–	175,500
Gain (Loss) on investment	5,673	–	(6,616)	–
Other non-operating income (expense)	210,893	(2,048,545)	296,366	(2,843,127)
Total other (expenses), net	(14,451)	(2,142,674)	(248,419)	(2,969,551)

INCOME (LOSS) BEFORE INCOME TAXES	(1,505,003)	(1,900,323)	2,063,618	(8,987)

PROVISION FOR INCOME TAXES	(146,570)	6,075	558,975	766,762
NET INCOME (LOSS)	(1,358,433)	(1,906,398)	1,504,643	(775,749)

Non-controlling interest	(9,162)	–	(13,232)	–
NET INCOME (LOSS) ATTRIBUTABLE TO IPOWER INC.	$(1,349,271)	$(1,906,398)	$1,517,875	$(775,749)

OTHER COMPREHENSIVE INCOME (LOSS)
Foreign currency translation adjustments	8,904	–	5,678	–
COMPREHENSIVE INCOME (LOSS) ATTRIBUTABLE TO IPOWER INC.	$(1,340,367)	$(1,906,398)	$1,523,553	$(775,749)

WEIGHTED AVERAGE NUMBER OF COMMON STOCK
Basic	29,662,448	23,812,625	27,781,493	21,116,750

Diluted	29,662,448	23,812,625	27,781,493	21,116,750

EARNINGS (LOSSES) PER SHARE
Basic	$(0.05)	$(0.08)	$0.05	$(0.04)

Diluted	$(0.05)	$(0.08)	$0.05	$(0.04)

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